PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
2006-2008 RESTRICTED SHARE UNIT PROGRAM

(Established under the Pennsylvania Real Estate
Investment Trust 2003 Equity Incentive Plan)

Back to Contents

Back to Contents

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
2006-2008 RESTRICTED SHARE UNIT PROGRAM

(Established under the Pennsylvania Real Estate
Investment Trust 2003 Equity Incentive Plan)

PREAMBLE

          WHEREAS, Pennsylvania Real Estate Investment Trust (the “Trust”) established, and its shareholders approved, the Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (the “Plan”), primarily in order to award equity-based benefits to certain officers and other key employees of the Trust and its “Related Corporations” and “Subsidiary Entities” (both as defined in the Plan);

          WHEREAS, one kind of an equity-based benefit that can be awarded under the Plan is a “Performance Share,” defined in the Plan as “an Award that entitles the recipient to receive Shares, without payment, following the attainment of designated individual or Corporate Performance Goals”;

          WHEREAS, the Trust’s Executive Compensation and Human Resources Committee (the “Committee”) is responsible for the administration of the Plan and may, pursuant to the powers granted to it thereunder, adopt rules and regulations for the administration of the Plan and determine the terms and conditions of each award granted thereunder;

          WHEREAS, the Committee desires to establish a program for the 2006 through 2008 period under the Plan for the benefit of certain officers of the Trust and PREIT Services, LLC (one of the Trust’s Subsidiary Entities) whereby such officers would receive Performance Shares under the Plan, based on the extent to which the Trust attains the corporate goal set forth in the program; and

          WHEREAS, the Committee established in writing the objective performance goals for use under the program, within the meaning of Treas. Reg. §1.62-27(e)(2)(i), in its February and March 2006 meetings;

          NOW, THEREFORE, effective as of January 1, 2006, the Pennsylvania Real Estate Investment Trust 2006-2008 Restricted Share Unit Program is hereby adopted (under the Plan) by the Committee, with the following terms and conditions:

1. Purposes. The purposes of the Program are to motivate certain officers of the Employer to reach and exceed challenging goals for the Trust of profitability and growth, and to focus the attention of the eligible officers on a critical financial indicator used to measure the success of the Trust and of other companies in the same business as the Trust.

2. Definitions

(a) “Award” means an award of Restricted Share Units to a Participant.

Back to Contents

(b) “Award Agreement” means a written document evidencing the grant to a Participant of an Award, as described in Section 10.1 of the Plan.

(c) “Base Units” means the number of Restricted Share Units set forth in the Award Agreement (increased by any additional Restricted Share Units “purchased” pursuant to Section 4(e) hereof) by which the number of Shares that may be delivered to a Participant is measured.

(d) “Board” means the Board of Trustees of the Trust.

(e) “Business Combination” means “Business Combination” as such term is defined in the definition of “Change in Control” in a Participant’s Employment Agreement.

(f) “Cause” means “Cause” as such term is defined in a Participant’s Employment Agreement.

(g) “Change in Control” means “Change in Control” as such term is defined in a Participant’s Employment Agreement.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the Executive Compensation and Human Resources Committee of the Board, which Committee has developed the Program and has the responsibility to administer the Program under Section 3 of the Plan and Section 10 hereof.

(j) “Corporate Goal” means the specific performance goal, set forth in Section 4(a) hereof, which must be achieved in order for a Participant to receive Shares under an Award.

(k) “DER” means “DER” (dividend equivalent right) as such term is defined in the Plan.

(l) “Disability Termination” means the termination of a Participant’s employment under the disability provisions of the Participant’s Employment Agreement.

(m) “Effective Date” means January 1, 2006.

(n) “Employer” means, collectively and individually (as applicable), the Trust and Services, and any other “Related Corporation” or “Subsidiary Entity” (both as defined in the Plan) that becomes an Employer under the Plan with the consent of the Trust.

(o) “Employment Agreement” means the written agreement entered into by a Participant and an Employer setting forth the terms and conditions of the Participant’s employment, as amended at any applicable time.

(p) “Good Reason” means “Good Reason” as such term is defined in a Participant’s Employment Agreement.

(q) “Measurement Period” means the period beginning on the Effective Date and ending on the earlier of December 31, 2008 or the date of a Change in Control (provided that, if the Change in Control arises from a Business Combination, the Measurement Period shall end on the date of the closing or effectiveness of the Business Combination, as applicable).

Back to Contents

(r) “Participant” means each individual who has received an Award under the Program.

(s) “Plan” means the Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan, as it may be amended from time to time.

(t) “Program” means the Pennsylvania Real Estate Investment Trust 2006-2008 Restricted Share Unit Program (established under the Plan), as it may be amended from time to time.

(u) “Restricted Share Unit” or “RSU” means an Award of a “Performance Share,” as such term is defined in the Plan.

(v) “Services” means PREIT Services, LLC, a Delaware limited liability company.

(w) “Shares” means “Shares” as such term is defined in the Plan.

(x) “Subsidiary Entity” means “Subsidiary Entity” as defined in the Plan.

(y) “Trust” means Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust.

(z) “Trustee” means a member of the Board.

3. Award Agreement
. Each Participant shall be issued an Award Agreement setting forth the initial number of Base Units awarded to the Participant and entitling the Participant to receive the number of Shares determined under Section 4 hereof based on the extent to which the Corporate Goal is achieved. Such Base Units shall be subject to the adjustments described in Section 8 hereof. Each Award Agreement and the Shares which may be delivered thereunder are subject to the terms of this Program and the terms of the Plan.

4. Performance Goal; Delivery of Shares

(a) If, for the Measurement Period, the Trust’s performance, based on its “TRS” (as defined below), equals or exceeds the “Threshold” (as defined below), then the Trust shall deliver to each Participant the number of Shares (rounded down to the nearest whole number of Shares) determined by first multiplying the whole percentile (expressed as a percentage equal to the percentile rounded up for fractions of one-half or greater) at which the Trust’s TRS for the Measurement Period places the Trust among the component members of the “MSCI US REIT Index” (as defined below) for the Measurement Period, each ranked pursuant to such TRS, by two, and then multiplying that product by the Participant’s Base Units; provided, however, that the number of Shares that may be delivered shall not exceed 150% of the Participant’s Base Units. Shares will be delivered under the Program to the extent that Shares remain available under the Plan. If the total number of Shares to be delivered exceeds the number of Shares available under the Plan, then the number of Shares for each Participant will be reduced on a pro rata basis based on each individual Participant’s Base Units as compared to the total of all Participants’ Base Units. If, for the Measurement Period, the Trust’s performance, based on its TRS, does not equal or exceed the Threshold, the Trust shall not deliver any Shares to the Participants. Also, except as provided in subsection (c) below, a Participant must be employed by an Employer on the last day of the Measurement Period in order to receive any Shares under this Program. See Appendix A attached hereto for examples illustrating the operation of this Section.

Back to Contents

(b) Definitions for this Section. The following terms shall be defined as set forth below:

(1) “MSCI US REIT Index” means the MSCI US REIT Index’s gross index (as it may be renamed from time to time) or, in the event such index shall cease to be published, such other index as the Committee shall determine to be comparable thereto.

(2) “Share Value” means, as applicable and except as provided in the following sentence, the average of the closing prices of one Share on the New York Stock Exchange (the “NYSE”) (or, if not then listed on the NYSE, on the principal market or quotation system on which then traded) for (i) the 20 days on which Shares were traded prior to the Effective Date (for the value of a Share on the Effective Date); (ii) the 20 days on which Shares were traded prior to and including the last day of the Measurement Period (for the value of a Share on the last day of the Measurement Period); or (iii) the 20 days on which the Shares were traded prior to and including the applicable dividend payment date (for the “purchase” of additional RSUs under subsection (e) below). In the event of a Business Combination approved by the shareholders of the Trust on or prior to December 31, 2008, Share Value shall mean the final price per Share agreed upon by the parties to the Business Combination.

(3) “Threshold” means that, for the Measurement Period, the Trust’s TRS places the Trust at least at the 25th percentile among the component members (including the Trust) of the MSCI US REIT Index at the end of the Measurement Period (ranked based upon each such member’s TRS for the Measurement Period).

(4) “TRS” means total return to shareholders for the Measurement Period, as calculated by the MSCI US REIT Index for the Trust and for the other component members of such index.

(c) Termination of Employment. A Participant’s Award Agreement shall provide that if, prior to the last day of the Measurement Period, the Participant’s employment with the Employer terminates for any reason (including death, a Disability Termination, termination for Good Reason, or termination by an Employer for reasons other than Cause), the Participant – subject to paragraphs (1) and (2) below – shall forfeit all of the Base Units (and all of the Shares that may have become deliverable with respect to such Base Units) subject to the RSUs the Participant was granted under the Program.

(1) Committee Discretion. Notwithstanding the first sentence of this subsection (c), the Committee may, on its own initiative or upon the recommendation of the Chief Executive Officer of the Trust (but in the Committee’s sole discretion), amend the Participant’s Award Agreement to permit the Participant (or the Participant’s beneficiary(ies), if applicable) to receive Shares under the Program, provided the Trust’s TRS equals or exceeds the Threshold for the Measurement Period. Such amendment may provide for the Participant to receive such number of Shares following the end of the Measurement Period as the Committee shall determine, provided that such number of Shares shall not exceed the number of Shares that the Participant would have received under the original Award Agreement had such Participant been an employee at the end of the Measurement Period.

Back to Contents

(2) Termination Before Change in Control. Notwithstanding the first sentence of this subsection (c), if the Participant terminates his or her employment with the Employer for Good Reason or if the Employer terminates the Participant’s employment for reasons other than Cause, in either case within the one-year period preceding a Change in Control (provided that, if the Change in Control arises from a Business Combination, the one-year period shall be measured from the date of the closing or effectiveness of the Business Combination, as applicable), the Participant (or the Participant’s beneficiary(ies), if applicable) shall be eligible to receive Shares under the Program (if any) as though the Participant had remained employed by the Employer through the end of the Measurement Period.

(d) Determination of Performance; Share Delivery. Within 30 days after the end of the Measurement Period, the Committee shall provide each Participant with a written determination of whether the Trust did or did not attain the Corporate Goal for the Measurement Period (and, if applicable, the extent to which the Corporate Goal was attained) and the calculations used to make such determination. If Shares are to be delivered under the Program, they shall be delivered to Participants on February 27, 2009 (unless a Participant elects otherwise pursuant to subsection (f) below) or, if a Change in Control occurs before January 1, 2009, on the fifth day after the last day of the Measurement Period ending on (or, if applicable, after) the Change in Control.

(e) DERs. Participants shall be awarded DERs with respect to their initial number of Base Units. Each DER will be expressed as a specific dollar amount (the “Dollar Amount”) equal to the dollar amount of the dividend paid on an actual Share on a specific date (the “Dividend Date”) multiplied by the Participant’s initial number of Base Units. Until the end of the Measurement Period, the Committee will apply the Dollar Amount to “purchase” a number of additional RSUs equal to the Dollar Amount divided by the Share Value. The delivery of Shares under such additional RSUs shall also be subject to the attainment of the Corporate Goal set forth in subsection (a) above. DERs shall also be awarded on such additional RSUs and applied in the same manner (thereby increasing the Participant’s Base Units on a cumulative basis). RSUs deemed purchased with DERs hereunder may be whole or fractional units.

     Participants who make a deferral election under subsection (f) below shall also be awarded DERs under the Plan with respect to their deferred Shares. Each such DER will be expressed as a Dollar Amount equal to the dollar amount of the dividend paid on an actual Share on a Dividend Date during the deferral period multiplied by the number of Shares still deferred by the Participant as of the Dividend Date. The Committee will apply the Dollar Amount to “purchase” notional shares (on which DERs thereafter will also be awarded and applied in the same manner) at the closing price of a Share on the Dividend Date. Notional shares deemed purchased with DERs hereunder may be whole or fractional shares. DERs expressed as a Dollar Amount will continue to be applied to “purchase” notional shares on Dividend Dates until all of the Participant’s deferred Shares are delivered to the Participant (or to his or her beneficiary(ies), if applicable), as elected in his or her deferral election agreement. A Participant’s notional shares “purchased” with DERs awarded with respect to his or her deferred Shares shall be 100% vested at all times.

Back to Contents

     The Trust shall establish a bookkeeping account (the “DER Account”) for each such Participant and credit to such account the number of whole and fractional additional RSUs and notional shares deemed purchased with the Dollar Amounts. The Participant’s additional RSUs and notional shares shall be subject to the adjustments described in Section 8 hereof. All whole additional RSUs (for which Shares become deliverable under this Section) and whole notional shares credited to a Participant’s DER Account shall be replaced by issued Shares on a one-to-one basis on the delivery date referred to in subsection (d) above, and the fractional additional RSUs (for which Shares become deliverable under this Section) and fractional notional shares credited to a Participant’s DER Account shall be aggregated and replaced by issued Shares (and with cash in lieu of a fractional Share) based on the closing price of a Share on the replacement date, and delivered to the Participant (or to his or her beneficiary(ies), if applicable) on the date the associated Shares are delivered to the Participant.

(f) Elective Deferrals. Except in the event of delivery on account of a Change in Control, if Shares are to be delivered under the Program, a Participant may elect to defer delivery (and the Trust shall defer issuance) of all or a portion of the Shares until, as specified in the Participant’s deferral election agreement, (i) the Participant’s separation from service from the Trust’s controlled group of entities and/or (ii) a date chosen by the Participant. The Participant may also elect in the deferral election agreement to receive Shares upon the occurrence of an “unforeseeable emergency,” as defined in section 409A(a)(2)(B)(ii) of the Code, to the extent not prohibited by that section of the Code and regulations issued thereunder. If a Change in Control or the Participant’s death occurs during the deferral period, the Participant’s Shares (and cash attributable to DERs) shall be delivered in a single sum to the Participant or to the Participant’s beneficiary(ies) (as applicable) on the 30th day after the Change in Control or the Participant’s death (as applicable).

     A Participant’s deferral election agreement must be submitted to the Committee no later than June 30, 2008 in order to be effective; otherwise, Shares deliverable to the Participant, if any, will be delivered on February 27, 2009. If deferred Shares are to be delivered to a Participant who is a “specified employee,” as defined in section 409A(a)(2)(B)(i) of the Code, upon his or her separation from service from the Trust’s controlled group of entities (but not in the event of his or her death), the Trust shall issue and deliver such deferred Shares on the earlier of (i) the date that is six months after the date of his or her separation from service or (ii) his or her death. A deferral election agreement shall be substantially in the form set forth in Appendix B attached hereto. The Committee shall administer the delivery of Shares (and cash delivered in lieu of a fractional Share) under an election made pursuant to this subsection (f) and the underlying deferral election agreement in accordance with section 409A of the Code and regulations and other guidance issued thereunder.

5. Beneficiary Designation

(a) Each Participant shall designate the person(s) as the beneficiary(ies) to whom the Participant’s Shares shall be delivered in the event of the Participant’s death prior to the delivery of the Shares to him or her. Each beneficiary designation shall be substantially in the form set forth in Appendix C attached hereto and shall be effective only when filed with the Committee during the Participant’s lifetime.

Back to Contents

(b) Any beneficiary designation may be changed by a Participant without the consent of any previously designated beneficiary or any other person by the filing of a new beneficiary designation with the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.

(c) If any Participant fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Participant predeceases the Participant, the Committee shall direct such Participant’s Shares to be delivered to the Participant’s surviving spouse or, if the Participant has no surviving spouse, then to the Participant’s estate.

6. Delivery to Guardian. If Shares are issuable under this Program to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Committee may direct the delivery of the Shares to the guardian, legal representative, or person having the care and custody of the minor, incompetent or incapable person. The Committee may require proof of incompetence, minority, incapacity or guardianship as the Committee may deem appropriate prior to the delivery. The delivery shall completely discharge the Committee, the Trustees and the Employer from all liability with respect to the Shares delivered.

7. Source of Shares. This Program shall be unfunded, and the delivery of Shares shall be pursuant to the Plan. Each Participant and beneficiary shall be a general and unsecured creditor of the Employer to the extent of the Shares determined hereunder, and the Participant shall have no right, title or interest in any specific asset that the Employer may set aside, earmark or identify as reserved for the delivery of Shares under the Program. The Employer’s obligation under the Program shall be merely that of an unfunded and unsecured promise to deliver Shares in the future, provided the Corporate Goal is met.

8. Capital Adjustments. Calculations required under the Program, the number of Base Units awarded under the Program, and the number of Shares that may be delivered under the Program shall be adjusted, as may be deemed appropriate by the Committee, to reflect any increase or decrease in the number of issued Shares resulting from a subdivision (share-split), consolidation (reverse split), share dividend, or other change in the capitalization of the Trust during the Measurement Period.

9. Tax Withholding. The delivery of Shares (and cash, if applicable) to a Participant or beneficiary under this Program shall be subject to applicable tax withholding pursuant to Section 10.6 of the Plan.

10. Administration. This Program shall be administered by the Committee pursuant to the powers granted to it in Section 3 of the Plan.

11. Amendment and Termination. The Committee reserves the right to amend the Program, by written resolution, at any time and from time to time in any fashion, provided any such amendment does not conflict with the terms of the Plan, and to terminate it at will. However, no amendment or termination of the Program shall adversely affect any Award Agreement already issued under the Program without the written consent of the affected Participant(s).

Back to Contents

12. Headings. The headings of the Sections and subsections of the Program are for reference only. In the event of a conflict between a heading and the content of a Section or subsection, the content of the Section or subsection shall control.

13. Incorporation of Plan by Reference. Because the Program is established under the Plan in order to provide for, and determine the terms and conditions of, the granting of certain Awards thereunder, the terms and conditions of the Plan are hereby incorporated by reference and made a part of this Program. If any terms of the Program conflict with the terms of the Plan, the terms of the Plan shall control.

     IN WITNESS WHEREOF, the Executive Compensation and Human Resources Committee of Pennsylvania Real Estate Investment Trust has caused these presents to be duly executed on this 9th day of May, 2006.

EXECUTIVE COMPENSATION AND HUMAN
RESOURCES COMMITTEE OF
PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST

By: /s/ Rosemarie Greco
Chair of Committee

Back to Contents

APPENDIX A

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
2006-2008 RESTRICTED SHARE UNIT PROGRAM

(Established under the Pennsylvania Real Estate
Investment Trust 2003 Equity Incentive Plan)

EXAMPLES*

Example 1.  Full Measurement Period

A is a participant in the Pennsylvania Real Estate Investment Trust 2006-2008 Restricted Share Unit Program (the “Program”). The average closing price per beneficial interest in Pennsylvania Real Estate Investment Trust (a “Share”) for the last 20 trading days before January 1, 2006 is $40, and the average closing price per Share for the 20 trading days ending on December 31, 2008 is $66. For the three-year period beginning January 1, 2006 and ending December 31, 2008 (the “Measurement Period”), dividends total $9 per Share (and are paid in an equal amount on a quarterly basis – i.e., $.75 dividend per Share per quarter).

Total Return to Shareholders (“TRS”) on one Share (expressed as a percentage) over the Measurement Period is calculated as follows:

12/31/08 Value of One Share	$66
+ Dividends over Measurement Period on One Share	+ 9
$75

Divided by 1/1/06 Value of One Share	/ 40

1.875

TRS	87.5%

Participant A receives a Restricted Share Unit award for 250 “Base Units” (as defined in the Program). Participant A also receives “DERs” (as defined in the Program) on his Base Units, such that his total number of Base Units on December 31, 2008 is 295.5, calculated as follows:

*

The examples set forth in this Appendix A do not show the full calculation of “TRS” (as defined below) because, for ease of explanation, they do not reflect that each cash dividend paid during the “Measurement Period” (as defined below) is deemed to be reinvested in a fractional notional share of the “Trust” (as defined below). When actually calculating TRS, each cash dividend will generally be deemed to be reinvested in a fractional notional share by the “MSCI US REIT Index” (as defined below) provided that such deemed reinvestment is consistent with the index’s methodology.

Back to Contents

Date	Base Units as of Date	Total Dividend	20-Day Average Share Price	Additional RSUs “Purchased” on Date

1/1/06	250	—	—	—
3/15/06	250	$187.50	$42	4.5
6/15/06	254.5	$190.88	$44	4.3
9/15/06	258.8	$194.10	$46	4.2
12/15/06	263	$197.25	$50	3.9
3/15/07	266.9	$200.18	$52	3.8
6/15/07	270.7	$203.03	$54	3.8
9/15/07	274.5	$205.88	$56	3.7
12/15/07	278.2	$208.65	$60	3.5
3/15/08	281.7	$211.28	$58	3.6
6/15/08	285.3	$213.98	$62	3.5
9/15/08	288.8	$216.60	$64	3.4
12/15/08	292.2	$219.15	$66	3.3
12/31/08	295.5	—	—	—

If, as of December 31, 2008, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the “MSCI US REIT Index” (as defined in the Program) (ranked pursuant to each member’s TRS over the Measurement Period), Participant A would receive the following number of Shares (with fractional Shares settled in cash):

Percentile	Percent of Base Units Deliverable in Shares	Shares

Below 25th	0%	0
25th	50%	147 (plus cash for .8 Share)
40th	80%	236 (plus cash for .4 Share)
50th	100%	295 (plus cash for .5 Share)
65th	130%	384 (plus cash for .2 Share)
75th or above	150%	443 (plus cash for .3 Share)

Example 2.  Change in Control

Assume the same facts as in Example 1, except that a “Change in Control” (as defined in the Program) occurs when the Trust’s shareholders approve a “Business Combination” (as defined in the Program), which became effective as of October 15, 2007. From the period between January 1, 2006 and October 15, 2007 inclusive, total dividends of $5.25 per Share have been paid. Because of the Change in Control, the Measurement Period will end on October 15, 2007, rather than December 31, 2008. The final price per Share agreed upon by the parties to the Change in Control is $55.

Back to Contents

“TRS” on one Share (expressed as a percentage) over the Measurement Period (ending October 15, 2007) is calculated as follows:

10/15/07 Value of One Share		$55.00
+ Dividends over Measurement Period on One Share	+ $	5.25

		$60.25
Divided by 1/1/06 Value of One Share		/40

		1.506

TRS		50.6%

 As of October 15, 2007, Participant A has 274.5 Base Units. If, as of October 15, 2007, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the MSCI US REIT Index (ranked pursuant to each member’s TRS over the Measurement Period), Participant A would receive the following number of Shares (with fractional Shares settled in cash):

Percentile	Percent of Base Units Deliverable in Shares	Shares

Below 25th	0%	0
25th	50%	137 (plus cash for .3 Share)
40th	80%	219 (plus cash for .6 Share)
50th	100%	274 (plus cash for .5 Share)
65th	130%	356 (plus cash for .9 Share)
75th or above	150%	411 (plus cash for .8 Share)

Example 3.     Termination During the Measurement Period

Assume the same facts as in Example 1, except that Participant A’s employment is terminated without Cause on May 5, 2007 (and no Change in Control occurs on or before May 5, 2008). The Committee, upon the recommendation of the Chief Executive Officer of the Trust but in the Committee’s sole discretion, elects to allow the Participant to receive a pro-rated number of Shares based on the Trust’s performance for the Measurement Period, even though the Participant’s employment terminated before the end of the Measurement Period (see Section 4(c) of the Program). From the period between January 1, 2006 and May 5, 2007 inclusive, total dividends of $3.75 per Share have been paid. Thus, as of his date of termination, Participant A has 266.9 Base Units. Because Participant A was employed for 490 days of the 1096 days in the Measurement Period, the Committee decides to award him 45% (490/1096) of the Shares he would have been entitled to if he had remained an employee through the end of the Measurement Period.

Back to Contents

If, as of December 31, 2008, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the MSCI US REIT Index (ranked pursuant to each member’s TRS over the Measurement Period), Participant A would receive the following number of Shares (with fractional Shares settled in cash):

Percentile	Percent of Base Units Deliverable in Shares	Pro-Rated Award	Shares

Below 25th	0%	45%	0
25th	50%	45%	60 (plus cash for .1 Share)
40th	80%	45%	96 (plus cash for .1 Share)
50th	100%	45%	120 (plus cash for .1 Share)
65th	130%	45%	156 (plus cash for .1 Share)
75th or above	150%	45%	180 (plus cash for .2 Share)